EXHIBIT 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Revenue of $18.2 Million and Adjusted EBITDA of $1.7 million for the First Quarter

Company Increases Revenue and EPS Guidance for the Full-Year

Ft. Myers, Florida – April 23, 2014 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the first quarter of 2014.

First Quarter 2014 Highlights:

•	Test volume growth of 21%

•	Revenue growth of 16%

•	Decline in average cost per test of 7%

•	Adjusted EBITDA of $1.7 million and net income of $0.1 million

•	Launch of next generation sequencing profiles for a variety of cancer types

Revenue for the first quarter was $18.2 million, a 16.1% increase over first quarter 2013 revenue on test volume growth of 20.7%. This revenue growth was achieved despite a $700,000 reduction in revenue recorded to account for a conservative interpretation of the unresolved National Correct Coding Initiative (“NCCI”) edits relating to billing Medicare for FISH testing.

Although average revenue-per-test decreased by 3.8% from the first quarter of last year due to the NCCI FISH matter, average cost-of-goods-sold-per-test improved by 6.5%. As a result, gross margin increased to 47.9% from 46.3% in last year’s first quarter.

Operating expenses increased by 19.8% to $8.3 million from $6.9 million in Quarter 1 of last year. This increase was driven by an increase in the size of our sales team, increased commission and bad debt expense related to the increase in revenue, and continued investments in facilities, information technology, and new test development activities.

Net income was $102,000 or $0.00/share versus $3,000 or $0.00/share in Quarter 1 of last year. Adjusted EBITDA(1) for the quarter was $1.7 million, a 2% decrease from last year, due to the reduction in revenues from the NCCI FISH matter.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “NeoGenomics performed well in the first quarter. After starting somewhat slowly as a result of weather impacts, testing volumes accelerated rapidly throughout the quarter. Indeed, the average number of tests processed per day increased by 12% from January to March. As a result of this momentum and a strong pipeline of new accounts, we are increasing our revenue and EPS guidance for the year. Although the NCCI FISH matter is still unresolved, we now believe we can reach our original revenue guidance for the year even if it is not resolved favorably. Effectively, this adds approximately $3 million to our revenue and $0.02-$0.04 per share to our net income guidance for the year.”

Mr. VanOort continued, “During the first quarter, we added more talented sales representatives, and are now expanding to new geographies where we previously had little presence. We also continued to make significant investments to build our clinical trials business. We have responded to more requests for proposal from BioPharmaceutical firms than ever before, and have been awarded 7 different projects thus far. We expect to begin recognizing revenue from these projects in Quarter 3. We are also working with Covance to expand internationally later this year.”

Mr. VanOort added, “Our biggest accomplishments in the quarter were in the area of innovation. We launched our first Next Generation Sequencing tests and have had strong interest in this platform and initial orders from pharmaceutical clients. Our Oncology-focused Molecular test menu continues to be one of the broadest in the world, and we intend to aggressively add more tests this year. In addition, we continue to invest in the development of our proprietary NeoSCORETM Prostate test, and we have begun preparing for a phased market launch over the next few months.”

Mr. VanOort concluded by saying, “While focused on growth and innovation, we remain committed to profitability and are continually making improvements for productivity and efficiency. Toward this end, we are nearing completion of a $1.2 million overhaul and redesign of our Fort Myers lab. Led by our internal lean team, we literally moved or changed everything in the lab, but our people managed the process well and maintained strong service levels throughout the construction process. This new laboratory facility will allow us to handle higher volumes more efficiently at lower costs, and positions us well to achieve our short and longer-term strategies. We believe these many exciting actions have set the stage for a strong 2014.”

Second Quarter 2014 and Full-Year 2014 Financial Outlook:

The Company also issued guidance for the fiscal second quarter today. In Quarter 2, the Company expects revenue of $18.8 - $19.3 million and net income of $0.00 to $0.01 per share.

The Company also increased its guidance for the full year 2014 today. Previously the Company stated that it expected revenue of $73 – 77 million if the NCCI FISH matter was resolved positively with earnings of $0.05 to $0.07 per share. The Company now believes that it can achieve $73 – 77 million of revenue even if the NCCI matter is not resolved positively and earnings of $0.03 to $0.05 per share for FY 2014. If the NCCI FISH Edits are rescinded, it would have the effect of increasing revenue by another $3 million and net income by approximately $0.04 per share on top of the above guidance.

This guidance is based on organic growth in the current business, and the Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

(1) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and non-cash stock-based compensation expenses. See table for a reconciliation to net income.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q1 2014 results on Wednesday April 23, 2014 at 11:00 AM EDT. Interested investors should dial (877) 407-0782 (domestic) and (201) 689-8567 (international) at least five minutes prior to the call and ask for Conference ID Number 13579875. A replay of the conference call will be available until 11:59 PM on May 7, 2014 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback conference ID Number is 13579875. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=172579. An archive of the web-cast will be available until 11:59 PM on July 23, 2014.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com and from Zack’s Investment Research at http://www.zacks.com or scr@zacks.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2014	December 31, 2013
ASSETS
Cash, cash equivalents	$5,385	$4,834
Accounts Receivable (net of allowance for doubtful accounts of $4,569 and $4,540, respectively)	19,262	18,653
Other Current Assets	3,500	4,004

TOTAL CURRENT ASSETS	28,147	27,491
PROPERTY AND EQUIPMENT (net of accumulated depreciation of $15,629 and $14,478, respectively)	11,472	9,694
INTANGIBLE ASSETS (net of accumulated amortization of $461 and $405, respectively)	2,521	2,577
OTHER ASSETS	179	154

TOTAL	$42,319	$39,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$15,227	$14,323
LONG TERM LIABILITIES	4,597	3,882

TOTAL LIABILITIES	19,824	18,205
STOCKHOLDERS’ EQUITY	22,495	21,711

TOTAL	$42,319	$39,916

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	For the Three Months Ended March 31, 2014	For the Three Months Ended March 31, 2013
REVENUE	$18,182	$15,657
COST OF REVENUE	9,473	8,411

GROSS PROFIT	8,709	7,246

OPERATING EXPENSES:
General and administrative	5,054	4,175
Research and development	628	835
Sales and marketing	2,633	1,931

Total operating expenses	8,315	6,941

INCOME FROM OPERATIONS	394	305
INTEREST AND OTHER INCOME (EXPENSE) - NET	(265)	(285)
INCOME BEFORE INCOME TAXES	129	20
INCOME TAXES	27	17

NET INCOME	$102	$3

NET INCOME PER SHARE
- Basic	$0.00	$0.00

- Diluted	$0.00	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – - Basic	49,277	46,264

- Diluted	53,469	50,923

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Three Months Ended March 31, 2014	For the Three Months Ended March 31, 2013
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$1,025	$(1,330)
NET CASH USED IN INVESTING ACTIVITIES	(883)	(239)
NET CASH PROVIDED BY FINANCING ACTIVITIES	409	4,329

NET INCREASE IN CASH AND CASH EQUIVALENTS	551	2,760
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,834	1,868
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,385	$4,628

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$254	$274

Income taxes paid	$159	$17

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment leased under capital lease and equipment loans	$1,693	$381

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2014	2013
Net income	$102	$3
Adjustments to Net Income:
Interest expense (income), net	265	285
Amortization of intangibles	56	56
Depreciation	1,151	990
Income taxes	27	17

EBITDA	1,601	1,351
Further Adjustments to EBITDA:
Non-cash stock-based compensation	84	443

Adjusted EBITDA	$1,685	$1,794

Non – GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income (loss) from continuing operations before (i) interest expense, (ii) tax expense and therapeutic discovery tax grants, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

	For the Three Months Ended March 31, 2014	For the Three Months Ended March 31, 2013	% Increase (Decrease)
Requisitions Received	24,704	20,604	19.9%
Number of Tests Performed	38,734	32,088	20.7%
Avg. # of Tests / Requisition	1.57	1.56	0.7%

Total Testing Revenue	$18,182	$15,657	16.1%
Avg. Revenue/Requisition	$736	$760	(3.1)%
Avg. Revenue/Test	$469	$488	(3.8)%

Total Cost of Revenue	$9,473	$8,411	12.6%
Avg. Cost/Requisition	$383	$408	(6.1)%
Avg. Cost/Test	$245	$262	(6.5)%